Exhibit 99.1

    Allied Motion Achieves Record Profit for the Quarter Ended March 31, 2007

     DENVER--(BUSINESS WIRE)--May 8, 2007--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced it achieved net income for the quarter ended March 31, 2007 of $715,000 or $.10 per diluted share compared to net income of $348,000 or $.05 per diluted share for the same quarter last year, a 105% increase. Revenues for the quarter increased 4% to $21,986,000 compared to $21,199,000 last year. Backlog at March 31, 2007 was $28,285,000.

     "The profit achieved this quarter is the highest quarterly profit we have achieved since the Company was restructured in July 2002," commented Dick Smith, CEO of Allied Motion. "In addition, revenues are the second highest quarterly total since the restructuring. The 4% increase in revenues achieved this quarter reflects a decrease of approximately $1.5 million in revenues from two customers that were generating little or no gross profit. Excluding the revenues from these two customers, revenues for the balance of the business increased 12% over last year. We continue to execute our strategy and are realizing growth in sales and improved profit margins. Margins this quarter improved to 24% this year from 22% last year. We continue to execute our strategy that is building the foundation necessary to achieve our long-term goals for growth in sales and profitability, as well as to facilitate our continued expansion into the motion control industry."

     Dick Warzala, President of Allied Motion, added, "Consistent with our strategy, our operations remain focused on supporting our customers through continuous improvements in Quality, Delivery, Innovation and Cost. Allied Systematic Tools (AST) implementation, Low Cost Region (LCR) ramp up, Innovative New Product Development and our Six Sigma initiatives are the key elements of the continuous improvement initiatives within our company. It is truly exciting to witness the continuously expanding commitment of the 'Allied Team' to utilize AST and fully engage to ensure we provide our customers with 'Motion Solutions That Raise The Bar.'"

     Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

     The statements in this press release and in the Company's May 8, 2007 conference call that relate to future plans, events or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties, including the risks and uncertainties detailed from time to time in the Company's SEC filings, that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company's motion markets, introduction of new technologies, products and competitors, the ability to protect the Company's intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company's customers to allow the Company to realize revenues from its order backlog and to support the Company's expected delivery schedules, the continued viability of the Company's customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company's products and services, changes in government regulations, availability of financing, the ability of the Company's lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support external growth and new technology, and the ability of the Company to control costs for the purpose of improving profitability. The Company's ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers' needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.


ALLIED MOTION TECHNOLOGIES INC. FINANCIAL SUMMARY (IN THOUSANDS,
 EXCEPT PER SHARE DATA) (UNAUDITED)

                                            For the Three Months Ended
                                                     March 31,
HIGHLIGHTS OF OPERATING RESULTS                 2007         2006
----------------------------------------------------------------------
Revenues                                         $21,986      $21,199
Cost of products sold                             16,625       16,459
                                            --------------------------
Gross Margin                                       5,361        4,740
Operating expenses and other                       4,281        4,226
                                            --------------------------
Income before income taxes                         1,080          514
Provision for income taxes                          (365)        (166)
                                            --------------------------
Net Income                                          $715         $348
                                            ==========================
PER SHARE AMOUNTS:
Diluted income per share                            $.10         $.05
                                            ==========================
Diluted weighted average common shares             7,057        6,587
                                            ==========================

                                              March 31,   December 31,
CONDENSED BALANCE SHEETS                        2007          2006
----------------------------------------------------------------------
Assets
Current Assets:
 Cash and cash equivalents                          $801         $669
 Trade receivables, net                           11,686       10,225
 Inventories, net                                 11,538       10,807
 Other current assets                              1,290        1,397
                                            --------------------------
Total Current Assets                              25,315       23,098
Property, plant and equipment, net                12,013       12,173
Goodwill and intangible assets, net               17,122       17,341
                                            --------------------------
Total Assets                                     $54,450      $52,612
                                            ==========================
Liabilities and Stockholders' Investment
Current Liabilities:
 Debt obligations                                 $9,754       $9,066
 Accounts payable and other current
  liabilities                                     10,485       10,231
                                            --------------------------
Total Current Liabilities                         20,239       19,297
Long-term debt obligations                           655          763
Other long-term liabilities                        3,028        3,030
                                            --------------------------
Total Liabilities                                 23,922       23,090
Stockholders' Investment                          30,528       29,522
                                            --------------------------
Total Liabilities and Stockholders'
 Investment                                      $54,450      $52,612
                                            ==========================

                                            For the Three Months ended
                                                    March 31,
CONDENSED STATEMENTS OF CASH FLOWS              2007         2006
----------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                        $715         $348
  Depreciation and amortization                      845          812
  Changes in working capital balances and
   other                                          (1,787)      (1,425)
                                            --------------------------
Net cash used in operating activities               (227)        (265)

Cash flows from investing activities:
   Purchase of property and equipment               (419)        (253)
   Cash paid for acquisitions, net                    --           --
                                            --------------------------
Net cash used in investing activities               (419)        (253)

Net cash provided by financing activities            774          803
Effect of foreign exchange rate changes on
 cash                                                  4            3
                                            --------------------------
Net increase in cash and cash equivalents            132          288
Cash and cash equivalents at beginning of
 period                                              669          624
                                            --------------------------
Cash and cash equivalents at March 31               $801         $912
                                            ==========================


     CONTACT: Allied Motion Technologies Inc.
              Richard Smith, 303-799-8520
              or
              Sue Chiarmonte, 303-799-8520
              Fax: 303-799-8521